Exhibit 10.11

Translation

TENANCY AGREEMENT

1.	Contract Parties

The Landlord:	Beijing Dong Sheng International Culture Industry Development Co., Ltd.
Authorized Address:	No. 58, Jianguo Road, Chaoyang District, Beijing City
Authorized Person:

The Tenant:	Jinshang International Financial Leasing Co., Ltd
Authorized Address:	Ground and First Floors, Block 7, Bali Zhuang Cun, Gaobei Dian County, No. 58, Jianguo Road, Chaoyang District, Beijing City
Authorized Person:

2.	Location and area of leased premises

Location:

Ground and First Floors, Block 7 of Museum (Please refer to the property title deed and the floor plan).

Leased area:

The leased space is approximately 775 square meters (hereinafter is referred to “Leased Premises” and the Tenant is not allowed to use the wall facades of the wall of the leased premises.

3.	Term of Tenancy

3.1	Term of the tenancy:

This Tenancy Agreement shall be valid through a three-year term commencing March 5, 2015 and ending March 4, 2018, both days inclusive.

3.2	Renovation / rent free period

The Landlord and Tenant agree that, effective the date signing hereof, the Landlord shall grant a 50-day renovation / rent free period during which no rental, property management fee and related expenses shall be charged by the Landlord.

4.	Use of the Leased Premises

4.1	During the tenure of the tenancy, the Tenant shall be allowed to operate lawful activities in the Leased Premises and shall be prohibited to operate any activity which may damage the reputation of the Landlord.

4.2	The Tenant, without having given prior written notice to the Landlord and without having obtained the approval of the Landlord, shall not sublet the Leased Premises.

4.3	The Landlord shall have the absolute discretion and lawful right as to monitoring the use of the Leased Premises

5.	Rental and other expenses

5.1	Rental:

Monthly rental shall be Renminbi 104,625 Yuan on 30-day basis per month, payable quarterly.

5.2	Property management fee (inclusive of expenses for electricity and water utilities):

Monthly property management fee shall be Renminbi 11,625 Yuan, payable quarterly at the same time and in the same manner as for rental payments.

5.3	The Landlord shall issue the relevant invoice within 3 working days upon receipt of the payments.

6.	Rental Deposit

6.1	The Tenant shall pay the sum of Renminbi 100,000 Yuan to the Landlord as the rental deposit within 30 days from the signing of this Tenancy Agreement.

6.2	The deposit shall be retained by the Landlord within the tenure of the Tenancy and the Landlord may forfeit the entire or part of the rental deposit if the Tenant is in breach of this Tenancy Agreement.

6.3	The Tenant shall reinstate the Leased Premises to its original condition on the day when the lease term expires and within 3 working days upon the satisfactory acceptance of the reinstated Leased Premises by the Landlord and the Tenant has fully paid the rental and property management fees in arrear, the Landlord shall return the rental deposit to the Tenant.

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7.	Renovation

7.1	The Tenant shall obtain the Landlord’s prior written approval on the renovation plan of the Leased Premises before renovation works commence and all renovation and modification expenses shall be absolutely borne by the Tenant.

7.2	Prior to the expiry of the term of the Tenancy, the Tenant shall arrange for the Leased Premises to be reinstated to its original condition.

8.	Early Termination

8.1	The Tenant and Landlord may agree in writing to determine this Rental Agreement prior to its expiry.

8.2	In the case that the Tenant wishes to terminate the Tenancy Agreement prior to its expiry, it shall give a 30-day written notice to the Landlord prior to the next rental payment date and the Landlord shall have the right to retain the rental deposit paid by the Tenant and apply the same to compensate the damage caused to the Landlord and if the Tenant has not given the requisite 30-day written notice of early termination, the Landlord, in addition to forfeit the rental deposit, shall also have the right to charge the Tenant with one-month rental as the penalty.

8.3	In the case that the Landlord wishes to terminate the Tenancy Agreement prior to its expiry, the Landlord shall give a 30-day written notice of early termination to the Tenant and shall return the rental deposit to the Tenant within 30 days.

9.	Renewal

9.1	If the Tenant wishes to extend or renew the tenancy, it shall give not less than 3-month written notice to the Landlord of its intention of extension or renewal and both parties shall negotiate on the terms and conditions of the renewal and extension. On the contrary, the Landlord shall also give not less than 3-month written notice of its intention of non-renewal. Otherwise, this Tenancy Agreement shall be regarded as renewed automatically after it expiry.

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10.	Notice

10.1	The delivery of a notice or document by a party to this Tenancy Agreement to the other party, if in writing, shall be served at the location of the Leased Premises and should the service be not effective, it shall be served at the address mentioned in the Business License. The above mentioned notice or document may be delivered by registered post, courier service, or mail, etc. and shall be regarded as having delivered to the recipient two days after the dispatch of the notice or document.

11.	Settlement on Disputes

11.1	Any dispute relating to this Tenancy Agreement shall be resolved by friendly negotiation of the Tenant and Landlord and if a settlement is not reached by friendly negotiation, any party hereof may raise law suit with a court of competent jurisdiction.

12.	Effectiveness of Tenancy Agreement

12.1	This Tenancy Agreement shall become effective upon execution and affixing of the corporate seal of the parties hereto.

12.2	This Tenancy Agreement shall be executed in duplicates and each party shall retain a copy thereof.

TENANT: (Corporate seal affixed	LANDLORD: (Corporate seal affixed)

Authorized person: (signed)	Authorized person: (signed)

Date: Year Month Date	Date: Year Month Date

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